Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-99291) of our reports dated March 17, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Summit Financial Group, Inc. and subsidiaries for the year ended December 31, 2007.

Charleston, West Virginia
March 17, 2008